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                                                                 EXHIBIT 10.20


                              DECOR GROUP, INC.
                            320 WASHINGTON STREET
                             MT. VERNON, NY 10553


                               January 1, 1997


Matthew Harriton
750 Lexington Avenue,
27th Floor
New York, NY 10022


         Re: Consulting Agreement
             --------------------

Dear Mr. Harriton:

     This Agreement is to confirm our understanding with respect to the rendering by you (the "Consultant") of certain consulting services to Decor Group, Inc. ("Decor"), upon the terms and conditions set forth below.

     1. Payment by Decor. As full and total consideration for the services provided by you to Decor, Decor shall pay to you an aggregate of $150,000 to be paid over the period of three (3) years as follows: $50,000 on the date hereof, $50,000 on the first anniversary of the date hereof, and $50,000 on the second anniversary of the date hereof, for services rendered hereunder.

     2.  Consultant's Obligations.

     (a) Consultant agrees to provide Decor with such consulting services as requested by Decor in connection with strategic planning, marketing and management issues. Consultant agrees to provide consulting services to Decor during the term of this agreement, and to utilize the best of his ability and experience at all times and to loyally and conscientiously perform all the duties and obligations required of him expressly or implicitly by the terms of this Agreement.

     (b) Consultant acknowledges that all information, documents, customer lists, patents, trademarks, copyrights, materials, specifications, business strategies or any other ideas which directly relate to the business of Decor (referred to herein as "Confidential Information") whether prepared or generated by Consultant, or Decor pursuant to this Agreement or otherwise in the possession or knowledge of Consultant prior to the date hereof or coming into possession or knowledge of Consultant during the term of this Agreement shall be the exclusive, confidential property of Decor, except to the extent expressly authorized in writing by Decor for dissemination. From the effective date of this Agreement through and including the twenty-fourth months following the termination of this Agreement or any extension thereof (the


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"Restricted Period"),

Consultant shall not disclose any of such Confidential Information to any third party without the prior written consent of Decor and shall take all reasonable steps and actions necessary to maintain the confidentiality of such Confidential Information.

     (c) Consultant recognizes that the services to be performed by him hereunder are special, unique and extraordinary. The parties confirm that it is reasonably necessary for the protection of Decor that Consultant agree, and accordingly, Consultant does hereby agree, that he shall not, directly or indirectly, at any time during the Restricted Period engage in any way or be related to the business of creating, manufacturing, distributing or selling products that are competitive to those offered by Decor and its subsidiaries, either on his own behalf or as an affiliate, consultant, employee, owner, agent, independent contractor, or co-venturer of any third party;

     (d) Consultant agrees that he shall not, directly or indirectly, at any time during the Restricted Period:

         (i) employ or engage, or cause or authorize, directly or indirectly, to be employed or engaged, for or on behalf of himself or any third party, any employee or agent of Decor; or

        (ii) solicit any customers or suppliers of Decor.

     3. Term of Agreement. Decor hereby agrees to retain Consultant to act in a consulting capacity to Decor and Consultant hereby agrees to provide personal consulting services to Decor, commencing on the date hereof and ending on the third anniversary of the date hereof (the "Termination Date"), unless mutually consented to in writing.

     4. Status as Independent Contractor. Consultant's engagement pursuant to this Agreement shall be as independent contractor and not as an employee, officer or other agent of Decor. Neither party to this Agreement shall represent or hold itself out to be the employer or employee of the other.

     5. Miscellaneous. This Agreement shall be governed by and construed in accordance with the internal laws of the State of New York, without regard to principles of conflicts of law, and the parties irrevocably agree to submit any controversy or claim arising out of or relating to this Agreement to binding arbitration conducted in the State of New York, City of New York, in accordance with the rules of the American Arbitration Association in New York City. This Agreement may be executed simultaneously in counterparts, each of which will be deemed to be an original but all of which together will constitute one and the same instrument. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect. This Agreement contains the entire understanding of the parties hereto with respect to its subject matter. This Agreement may be amended only by a written instrument duly executed by the parties.


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     If this Agreement accurately reflects your understanding of our agreement, kindly sign the enclosed copy of this letter on the space provided below and return it to me at your earliest convenience.

                                            Very truly yours,

                                            Decor Group, Inc.


                                            /s/ Max Munn
                                            ---------------------------
                                            Max Munn
                                            Chairman of the Board

Agreed to and Accepted as of
the Date First Written Above:


/s/ Matthew Harriton
--------------------------
Matthew Harriton


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